Exhibit 10.2

35 West Wacker Drive Chicago, Illinois 60601 www.rrd.com

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[INSERT CONTACT INFORMATION]

Dear [INSERT]:

We are very pleased to make an offer of employment as [INSERT TITLE] for R.R. Donnelley & Sons Company (referred to herein as the Company). Your anticipated start date is [INSERT DATE], subject to our receipt of satisfactory background check, drug screen results and reference checks. You will be reporting to [INSERT NAME, TITLE] in the [INSERT DEPT] department at the [INSERT LOCATION] location. We are excited about the contributions we believe you can make and look forward to working with you.

This letter outlines the details of our offer. This offer will remain valid until and through [INSERT DATE], unless earlier revoked by the Company, and is subject to the preconditions stated below. This letter supersedes any prior representations or agreements, whether oral or written, and may be modified only by written agreement between you and the Company.

1.	Compensation Package:

•	Base Salary: Base salary at a semi-monthly rate of $[INSERT] (USD) ($[INSERT] annually] payable in accordance with the Company’s standard payroll practices.

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Bonus: Participation in our Annual Incentive Plan (“AIP”) according to its terms, as amended from time to time at the sole discretion of the Company. Initially, your target annual bonus will be [INSERT]% of your base salary if all Company, Business Unit and individual performance targets are met. Your bonus under the AIP will be prorated for your first year of employment.

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Equity: You will be eligible to receive equity grants at amounts that are similar to other employees at your level in the organization. Initially, we expect the grant date value of your annual equity grants to average [INSERT]% of your base salary. Your first eligibility for an annual equity grant will be Q1 201[], when grants are made to all eligible employees in the Company.

2.	Benefits:

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Vacation: You will be eligible for [INSERT] days of annual vacation plus time for sick occurrences. Vacation days will be pro-rated for the number of months remaining in the calendar year in which you are first eligible for vacation.

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Benefits: You will be eligible to participate in the employee benefit plans and programs generally applicable to Company employees. Please note that the Company has the continuing right to make changes to (including the cessation of) these plans and programs at any time.

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Car Allowance: You will receive a car allowance in the amount of $1,400 per month, provided that the Company has the continuing right to make changes to (including the cessation of) this car allowance at any time.

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Financial Planning, Supplemental Life and Disability: You will be entitled to a Financial Planning allowance of up to $12,000, and Supplemental Executive Life and Supplemental Executive Disability Insurance, provided that the Company has the continuing right to make changes to (including the cessation of) the allowance and Insurance at any time.

•	Executive Physical: You will be eligible to participate in the annual Executive Physical program.

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Senior Leadership Separation Pay Plan: You will be eligible for the RR Donnelley Senior Leadership Separation Pay Plan (the “SLSPP”). If your “Termination of Employment” (as such term is defined in the SLSPP) with the Company constitutes a “Qualifying Termination” under the SLSPP (which generally is defined as a Termination of Employment initiated by the Company without “Cause,” or by you for “Good Reason,” in each case as defined in the SLSPP), and you otherwise satisfy the terms and conditions of the SLSPP, including that you execute a general release and separation agreement (in each case, in a form determined by the Company), you will be eligible for “Severance Benefits” under, and subject to, the terms of the SLSPP. By signing this letter, you hereby waive any and all rights to any “Benefits” or “Separation Pay” under the RR Donnelley Separation Pay Plan or any prior agreement entered into between you and the Company.

3. Employment Relationship: It is agreed and understood that your employment with the Company is to be at will, which means that either you or Company may terminate the employment relationship at any time, with or without cause, and with or without notice to the other. You have read and understand this paragraph in making the decision to leave the employment of your present employer and to forego other job opportunities, if applicable.

4.	Representations: You hereby make the following representations:

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You are under no contractual or other restrictions which would prevent you from accepting employment with us or working with or calling on any of our customers and did not engage in any conduct that would have otherwise violated your duties and obligations to any prior employer. We have advised you that we would not consider employing you if there were any legal restrictions which would prevent you from accepting such employment, working with or calling on our customers, or us from offering such employment; and

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You (a) have complied with the policies of all prior employers regarding the return of all relevant materials and property, (b) will not bring any current or prior employer’s confidential or trade secret information with you, (c) will not disclose any such information to any Company employee or agent; (d) will continue to comply with any ongoing obligations to your previous employers with respect to any confidential information or trade secrets to which you had access during the course of your prior employment; and (e) will continue to comply with any restrictions that may apply to you regarding the recruitment of employees of your former employers.

5.	Preconditions: This offer is contingent upon your satisfaction of the following preconditions:

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Drug Screen, Background and Reference Checks – You must submit to a drug screen, background check and reference checks, results of which must be satisfactory to the Company. This offer of employment is contingent upon the results of the drug screen, background check and reference checks. In order to begin employment with the Company, your drug test needs to be completed prior to your start date and the results must be reported back to Human Resources.

An e-mail from our partner, Orange Tree Employment Screening (OTES), will be sent to you with drug testing information. Within the body of the e-mail, you will find information on the clinic where you are to complete your test. There will be a confirmation number in the body of the e-mail and an attached electronic donor registration form. Please bring either the confirmation number or the attached form to the clinic. This information is what will allow you to submit to the drug test. The drug test form does expire, so you must submit to a test prior to the expiration date listed in the e-mail. You must bring a photo ID with you to the clinic to submit to a drug screen.

RR Donnelley also partners with OTES for background check services. If OTES needs additional information to verify employment or education they will reach out to you directly to obtain this information. If contacted, you must respond immediately to this request.

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Employment Eligibility – The Company participates in the E-Verify program administered by the Social Security Administration, Department of Homeland Security, and US Citizenship and Immigration Service. Participation in this program helps the Company confirm employment eligibility for all new hires, rehires and reinstatements. On or prior to your start date, you must go online to www.newi9.com and complete Section 1 of the electronic I-9 form. If you don’t have access to the Internet, you can complete Section 1 at your worksite on your start date.

Important: Select Location Code 4L8 from the dropdown menu in Step 3.

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Within three (3) business days of the date employment begins, you must provide original documentation that establishes your personal identity and right to work in the United States. If you are authorized to work, but are unable to present the required document(s) within three (3) business days, you must present a receipt for the application of the document(s) within three (3) business days and the actual original document(s) within ninety (90) days.

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Other – You must complete all required new-hire materials through our SilkRoad Onboarding electronic on-boarding system. You will be receiving a welcome email from the SilkRoad Onboarding site, please keep that email as it will have your user id and password attached. The Company will not be responsible for reimbursing you for any relocation or other expenses, and will not otherwise be liable to you, if you do not satisfy the foregoing preconditions.

6. Change in Control Benefits: If you experience a “Qualifying Termination” under the SLSPP and such termination occurs within a two-year period following a “Change in Control,” as defined in your Change in Control Agreement, the form and amount of your Severance Benefits under the SLSPP will be determined by the applicable provisions in your Change in Control Agreement with the Company.

You understand and acknowledge that as a condition of, and in consideration of, your offer of employment in a position of special trust and confidence that involves access to Confidential Information and important business relationships, the compensation and additional benefits described herein, constitutes adequate consideration in exchange for your agreement to the restrictive covenants and the other terms and conditions in this letter, the SLSPP, and your Change in Control Agreement.

7. Noncompetition Obligation and Payment:

a.

Noncompetition: In consideration of the covenants and agreements of the Company herein contained, the positions of trust and confidence you occupy and have occupied with the Company and/or its affiliates and the information of a highly sensitive and confidential nature obtained as a result of such positions, you agree that, from the date of your Termination of Employment for any reason, including a Termination of Employment initiated by the Company with or without Cause, and for, as determined by the Company in its sole discretion, twelve (12) or eighteen (18) months thereafter (such 12- or 18-month period, as determined by the Company in its sole discretion, the “Noncompetition Period”), you will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer or director of an entity, or in any other individual or representative capacity, worldwide, engage in any business that is competitive with the business of the Company or any of its affiliates. You may, however, own stock or the rights to own stock in a company engaged in the business described in the immediately preceding sentence that is publicly owned and regularly traded on any national exchange or in the over-the-counter market, so long as the combined value of your holdings of stock and rights to own stock of such company do not exceed the lesser of (i) 1% of the capital stock entitled to vote in the election of directors (or similar applicable governing body), or (ii) your W-2 wages from the Company and its affiliates for the most recently completed calendar year.

b.

Discretionary Waiver of Noncompetition Obligation by the Company: You agree that the Company will have the unilateral right to waive your noncompetition obligations under Section 5(a) of this letter and that such waiver will relieve the Company of any obligation to provide you with a “Noncompetition Severance Benefit” as described in Section 5(c) of this letter. Unless the Company notifies you of its decision not to waive your noncompetition obligations under Section 5(a) of this letter within 5 (five) business days after the date of your Termination of Employment, the Company will be deemed to have elected to relieve you of your noncompetition obligations under Section 5(a) of this letter.

c.

Noncompetition Severance Benefit. If (1) you have a Termination of Employment with the Company and its affiliates, (2) such Termination of Employment is either not a “Qualifying Termination” (as such term is defined in the SLSPP) or is a “Qualifying Termination” (as such term is defined in the SLSPP) but you do not satisfy the condition set forth in Section 2.1(c) of the SLSPP to receive a Severance Benefit under the SLSPP based on a “Qualifying Termination,” and (3) the Company notifies you of its decision not to waive your noncompetition obligations under Section 5(a) of this letter pursuant to Section 5(b) of this letter and whether the Noncompetition Period will be for twelve (12) or eighteen (18) months, then the Company will pay you a “Noncompetition Severance Benefit.” For purposes of this Section 5(c), the “Noncompetition Severance Benefit” will be a total amount equal to twelve (12) months (if your Noncompetition Period is twelve (12) months) or eighteen (18) months

(if your Noncompetition Period is eighteen (18) months) of your Total Monthly Compensation. Total Monthly Compensation means the sum of (i) your annual rate of base salary and (ii) your annual target bonus opportunity for one year, in each case, as of your Effective Date of Termination, divided by 12. The Noncompetition Severance Benefit will be payable in equal periodic installment payments over twelve (12) or eighteen (18) months, as applicable, in accordance with the Company’s regular payroll practices, beginning on the first practicable paydate following the date of your Termination of Employment; provided, however, that if any of these payments would otherwise be made to you on or after March 15 of the calendar year immediately following the calendar year during which your Termination of Employment occurs, the aggregate amount of any amounts remaining to be paid to you on the regular paydate immediately preceding such March 15, will be paid, in the form of a lump sum on such immediately preceding paydate. You further acknowledge and agree that the maximum potential financial obligation of the Company under this Section 5(c) is twelve (12) or eighteen (18) months, as applicable, of your Total Monthly Compensation in effect immediately before the date of your Termination of Employment. The Noncompetition Severance Benefit will be subject to all applicable taxes and withholdings. The payment to which you may be entitled pursuant to this Section 5(c) constitutes a “Noncompetition Severance Benefit” under the terms of, and as defined in, the SLSPP, and is subject to the limits set forth therein and the other provisions thereof. Except as set forth in this Section 5(c), no other amount will be payable under the SLSPP. Any dispute regarding the SLSPP, including this Noncompetition Severance Benefit and your eligibility therefor, will be determined under the terms of the SLSPP (including its claims and appeals procedures). You and the Company agree that the Company will not provide you with a “Noncompetition Severance Benefit” as described in Section 5(c) of this letter if the Company, in its sole discretion, waives your noncompetition obligations under Section 5(a) of this letter.

If you have any questions or need any assistance in your transition to RR Donnelley, please contact Sheila Rutt directly.

Best Regards,

RR Donnelley

Agreed to and accepted by:

[INSERT NAME]	Date